Exhibit 4.6


                                 THIRD AMENDMENT
                               TO CREDIT AGREEMENT


         This THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of December 30, 1997 (this "Amendment"), amends in certain respects the Second Amended and Restated Credit Agreement (as heretofore amended, supplemented, or otherwise modified, the "Credit Agreement") dated as of May 6, 1996 between Loehmann's, Inc. (the "Borrower"), and BankAmerica Business Credit, Inc., as Agent and sole lender (the "Lender").

                              W I T N E S S E T H :

         WHEREAS, the Borrower has requested that the Lender amend certain provisions of the Credit Agreement and the Lender is willing to make such amendments on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Amendment and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows.

         SECTION 1. DEFINED TERMS. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

         SECTION 2. AMENDMENTS TO CREDIT AGREEMENT.

                  (a) The second sentence of Section 2.1(b) is hereby deleted in its entirety and the following is substituted therefor:

                  "The aggregate Revolving Credit Loan Commitments shall not exceed (A) $45,000,000 from August 15, 1997 through May 31, 1998 or (B) $35,000,000 at other times."

                  (b) The amount set forth opposite the Lender's name on the signature pages of the Credit Agreement under the caption "Commitment" is hereby deemed amended in its entirety to read as follows:

                  "'Commitment':
                           $45,000,000 from August 15, 1997 through May 31,
                           1998, and $35,000,0000 at all other times."

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                  (c) The Borrower and the Lender hereby agree that at any time the aggregate Revolving Credit Loan Commitments in effect exceed $35,000,000, the Lender may maintain a reserve against Availability of up to $1,000,000.

                  (d) Section 6.1 of the Credit Agreement is hereby amended by deleting the amount "$21,000,000" set forth opposite the dates January 31 and April 30, 1998 in the table set forth in such Section and substituting therefor the amount "$18,000,000".

                  (e) Section 6.2 of the Credit Agreement is hereby amended by deleting the text appearing opposite the date January 30, 1999 in the table set forth in such Section and substituting therefor the amount "$9,000,000".

                  (f) Section 6.3 of the Credit Agreement is hereby amended by deleting the rations set forth opposite the dates January 31, 1998 and April 30, 1998 in the table set forth in such Section and substituting therefor the ratios "1.4 to 1.0" and "1.3 to 1.0", respectively.

                  (g) Section 6.4 of the Credit Agreement is hereby amended by deleting the amount set forth opposite the date April 30, 1998 in the table set forth in such Section and substituting therefor the amount "$19,000,000".

                  (h) Section 8.19 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting therefor the following:

                           "8.19. Limitation on New Store Openings. Open more
                  than three (3) additional stores during the Fiscal Year ending January 30, 1999; provided, however, that the Borrower may open an additional two (2) stores during such Fiscal Year (for a total of five (5) new stores during such Fiscal Year) if the Borrower's EBDAIT for the previous four (4) Fiscal Quarters was at least $28,000,000."

         SECTION 3. CONDITIONS TO EFFECTIVENESS. This Amendment shall be effective as of the date first above written when the Agent shall have received the following:

                  (a) counterparts of this Amendment executed by the Borrower and the Lender, and

                  (b) payment by the Borrower to the Lender of an amendment fee in the amount of $50,000, which fee shall be deemed fully earned when paid;

         SECTION 4. COVENANTS. As soon as available, but not later than January 23, 1998, the Borrower shall deliver to the Lender the following:

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                  (a) a certification from a Responsible Officer of the Borrower that the provisions of this Amendment do not contravene the provisions of any other agreement to which the Borrower is a party or would constitute a default under any such agreement; and

                  (b) such other certificates, representations, instruments and other documents as the Lender may require (including, without limitation, a certified copy of the resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment, and the performance of the Credit Agreement as amended hereby), in form and substance satisfactory to the Lender.

         The failure by the Borrower to deliver the items referred to in the foregoing paragraphs (a) and (b) within the time period specified shall constitute an Event of Default.

         SECTION 5. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Lender and the Agent that (i) the execution, delivery and performance of this Amendment by the Borrower are within its corporate powers and have been duly authorized by all necessary corporate action, (ii) no consent, approval, authorization of, or declaration or filing with, any Public Authority, and no consent of any other Person, is required in connection with the execution, delivery and performance of this Amendment, except for those already duly obtained, (iii) this Amendment has been duly executed by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms and (iv) the execution, delivery and performance by the Borrower of this Amendment do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of the Borrower or any of its Subsidiaries by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which the Borrower or any of its Subsidiaries is a party or which is binding upon it, (b) any Requirement of Law applicable to the Borrower or any of its Subsidiaries, or (c) the Certificate or Articles of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

         SECTION 6. REFERENCE TO AND EFFECT ON LOAN DOCUMENTS.

                  (a) On and after the date hereof, each reference in the Credit Agreement to "this Agreement" "hereunder" "hereof" "herein" or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

                  (b) Except as specifically amended above, all of the terms of the Credit Agreement shall remain unchanged and in full force and effect.

                  (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender or the Agent under

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the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.

         SECTION 7. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         SECTION 8. GOVERNING LAW. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

         SECTION 9. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

         IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.


                                             LOEHMANN'S INC.


                                             By: /s/ Robert Glass
                                             --------------------
                                             Title: Senior Vice President/
                                                    Chief Financial Officer


                                             BANKAMERICA BUSINESS CREDIT INC.,
                                              as Lender and Agent


                                             By: /s/ Louis Alexander
                                             -----------------------
                                             Title: Vice President